FOURTH AMENDMENT TO AMENDED
AND RESTATED EMPLOYMENT AGREEMENT
This Fourth Amendment to Amended and Restated Employment Agreement (“Amendment”), entered into as of November 2, 2019 (“Amendment Effective Date”), is by and between Conformis, Inc. (“Conformis”) and Mark A. Augusti (“Executive”).
WHEREAS Conformis and Executive are parties to that certain letter agreement of employment dated October 19, 2016, as amended and restated effective December 2, 2016, and all subsequent amendments thereto (“Agreement”);
WHEREAS Conformis and Executive wish to amend the Agreement as stated herein; and
WHEREAS Conformis and Executive wish to confirm and ratify the Agreement, as amended.
NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Each capitalized term used but not defined in this Amendment shall have the meaning given to it in the Agreement, subject to any amendment of such term in this Amendment.

2.	Amended Provisions. Conformis and Executive agree that, as of the Amendment Effective Date:

a.	Section 9 of the Agreement is hereby deleted in its entirety and amended as follows:
“In connection with your employment with the Company, you will be expected to continue your regular presence at the Company’s offices, and to maintain your secondary residence, in Massachusetts. In order to assist you with the costs associated with performing your role at the Company’s Massachusetts offices, the Company shall provide you during your employment with a cost-of-living allowance (“COLA”) in the gross amount of $44,642.86 payable quarterly, less required tax withholding. In addition, within ten (10) days of the Amendment Effective Date, the Company shall provide you with a one-time catch-up COLA payment in the gross amount of $5,952.71, less required tax withholding.”;

b.	Section 13.B of the Agreement is hereby deleted in its entirety and amended as follows:
“If a Qualifying Termination occurs (x) prior to three (3) months before or (y) more than twenty-four (24) months following a Change in Control Transaction, and the Qualifying Termination occurs on or after the two (2)-year anniversary of the Effective Date: (i) the Company will provide you with severance pay in the form of continuation of your base salary for a total of eighteen (18) months, such amount to be paid in accordance with the Company’s then-current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date; (ii) the Company will pay to you (a) the bonus accrued by the Company for you for the calendar year that is prior to the year in which the Qualifying Termination occurs, provided the Company has not already paid you a Target Bonus (or other annual bonus) for the prior year, and (b) a bonus of seventy-five percent (75%) of your base salary for the calendar year in which the Qualifying Termination occurs; (iii) you will be eligible for the same COBRA premium assistance as set forth in Section 13.A above, subject to the same terms, conditions, and limitations as described therein; and (iv) the vesting of your then-outstanding unvested equity grants, if any, shall be accelerated in a number of shares that would have become vested had you continued as an employee of the Company for eighteen (18) months following a Qualifying Termination.”; and

c.	Section 13.C of the Agreement is hereby deleted in its entirety and amended as follows:
“If a Qualifying Termination occurs within three (3) months prior or twenty-four (24) months following a Change in Control Transaction, and regardless of whether the Qualifying Termination occurs prior to, on, or after the two (2)-year anniversary of the Effective Date: (i) the Company will provide you with severance pay in the form of continuation of your base salary for a total of twenty-four (24) months, such amount to be paid in accordance with the Company’s then-current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date; (ii) the Company will pay to you the greater of (a) the bonus accrued by the Company for you for the calendar year that is prior to the year in which the Qualifying Termination occurs, provided the Company has not already paid you a Target Bonus (or other annual bonus) for the prior year, and (b) a bonus of seventy-five percent (75%) of your base salary for the calendar year in which the Qualifying Termination occurs and (b) an amount equal to 1.5 times the Target Bonus, to be paid in one lump sum on the Company’s first regular payroll date that occurs after the Payment Date; (iii) you will be eligible for the same COBRA premium assistance as set forth in Section 13.A above, subject to the same terms, conditions, and limitations as described therein; and (iv) the vesting of one hundred percent (100%) of your then-outstanding unvested equity grants shall be accelerated, such that all unvested equity grants vest and become fully exercisable or non-forfeitable as of the date your employment terminates.”
All other terms and conditions of the Agreement remain in full force and effect.

3.
Counterparts. This Amendment may be executed in one or more counterparts, all of which will be considered one and the same document, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Amendment may be executed and delivered by facsimile or e-mail transmission with the same effect as if a manually signed original was personally delivered.

4.
Ratification; Entire Agreement. This Amendment shall not affect any of the terms or provisions of the Agreement other than those specified in this Amendment, and is only intended to amend, alter, or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby acknowledged and ratified by each of the parties. This Amendment shall be governed by and subject to the same terms, conditions, provisions, and rules of law or construction that apply according to the Agreement.

IN WITNESS WHEREOF, the parties execute this Amendment as of the Amendment Effective Date.

CONFORMIS By: /s/ Kenneth P. Fallon III Kenneth P. Fallon III Chairman of the Board	EXECUTIVE /s/ Mark A. Augusti Mark A. Augusti

Fourth Amendment to Amended and Restated Employment Agreement
Conformis, Inc. / Mark A. Augusti
Amendment Effective Date: November 2, 2019    Page 1